Exhibit 99.1

Elastic Appoints Sohaib Abbasi to Board of Directors
Former Informatica CEO and Oracle Executive Will Bring 30+ Years of Industry Leadership to the Elastic Board

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)-- Elastic (NYSE: ESTC) (“Elastic”), the company behind Elasticsearch, today announced that it has appointed Sohaib Abbasi to its Board of Directors. The appointment comes as the company further focuses on driving durable, profitable growth, widening its competitive moat, and fueling cloud growth.

Abbasi will bring more than 30 years of enterprise technology and business transformation experience to the Elastic Board of Directors. From 2004 to 2015, he led Informatica as its President and Chief Executive Officer and as its Chairman from 2005 to 2016. From 1982 to 2003, he served in various executive roles at Oracle. Currently, Abbasi serves as Chairman of the Board of Forecast.app. Abbasi previously served on the Boards of Red Hat, McAfee, and New Relic, among others.

Abbasi currently serves as a Senior Advisor at TPG, Balderton Capital UK, and Royal London Technology Group. In addition, he is a Council Member of the Freeman Spogli Institute for International Studies at Stanford University.

“For years, I have admired Elastic and its well-differentiated technology that has been adopted by a thriving community of developers, customers and partners,” said Abbasi. “I’m looking forward to working with the leadership team to pursue Elastic’s next phase of growth. With the power of the Elastic Search platform and the flexibility of Elastic Cloud, customers get the best of both worlds – cost-effectively leveraging both on-premise computing and cloud computing.”

“Sohaib is an incredible leader who brings proven expertise in guiding companies to become industry-leading powerhouses,” said Ash Kulkarni, CEO, Elastic. “He was an early champion of the cloud and knew from day one that it would enable organizations to leverage best-in-class, cloud-based offerings while benefiting from economies of scale. Sohaib’s experience scaling organizations to become multi-billion dollar companies will be instrumental as we look to accelerate our cloud business and drive profitable, durable growth.”

Pursuant to Dutch law, the Board of Directors has also nominated Mr. Abbasi for appointment to the Board of Directors at the annual general shareholder meeting in October 2022 (the “2022 AGM”). Mr. Abbasi will serve as Vice-Chairman of the Board and a member of the Company’s Compensation Committee.

About Elastic:

Elastic (NYSE: ESTC) is a leading platform for search-powered solutions. We help organizations, their employees, and their customers accelerate the results that matter. With solutions in Enterprise Search, Observability, and Security, we enhance customer and employee search experiences, keep mission-critical applications running smoothly, and protect against cyber threats. Delivered wherever data lives, in one cloud, across multiple clouds, or on-premise,

Elastic enables 18,000+ customers and more than half of the Fortune 500, to achieve new levels of success at scale and on a single platform. Learn more at elastic.co.

Important Additional Information and Where You Can Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its shareholders, a proxy statement (the “Proxy Statement”) in connection with the election of Sohaib Abbasi to the Company’s Board of Directors (the “Director Election”), along with other matters, to be voted upon at the 2022 AGM. Anyone who is a shareholder of record or beneficial owner of the Company’s shares as of the record date will be entitled to vote their shares at the 2022 AGM.

This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S ANNUAL MEETING, INCLUDING THE DIRECTOR ELECTION. Shareholders will be able to obtain free copies of the Proxy Statement (when it becomes available), any solicitation materials and any other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations department at ir@elastic.co.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Director Election. Information regarding the interests of participants in the solicitation of proxies in respect of the 2022 AGM will be included in the Proxy Statement.

Forward-Looking Statements

Certain statements herein are forward-looking statements that are subject to risks and uncertainties, which include but are not limited to, statements regarding the nomination and appointment of Mr. Abbasi, our market opportunity, assessments of the strength of our solutions and products and our future growth and profitability. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Our expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to the future conduct and growth of Elastic’s business and the markets in which Elastic operates. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2022 and any subsequent reports filed with the SEC. SEC filings are available on the Investor Relations section of Elastic's website at ir.elastic.co and the SEC's website at www.sec.gov. Elastic assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Contacts
Elastic Public Relations
PR-Team@elastic.co

Source: Elastic N.V.